Exhibit 99.2
Distributors Approve Opioid Settlement Agreement
46 of 49 Eligible States and Over 90 Percent of Litigating Political Subdivisions Participate

CONSHOHOCKEN, PA. & DUBLIN, Ohio & IRVING, Texas, February 25, 2022 --(BUSINESS WIRE)-- AmerisourceBergen (NYSE: ABC), Cardinal Health (NYSE: CAH) and McKesson (NYSE: MCK) announced today that each company has independently determined that there is sufficient participation by states and litigating political subdivisions to proceed with a comprehensive agreement to settle the vast majority of the opioid lawsuits filed by state and local governmental entities.

The companies have previously disclosed that 46 of 49 eligible states, as well as the District of Columbia and all eligible territories, have agreed to join the settlement. As of February 25, 2022, more than 90 percent of eligible political subdivisions that have brought opioid-related suits against the companies, as calculated by population under the agreement, have agreed to participate in the settlement or have had their claims addressed by state legislation.

The settlement will provide thousands of communities across the United States with up to approximately $19.5 billion over 18 years. The three distributors will also implement injunctive relief terms, including establishing a clearinghouse that consolidates data from all three distributors. This data will be available to all settling states and territories to use as part of their anti-diversion efforts.

While the companies continue to strongly dispute the allegations made against them, they believe that the implementation of this settlement is a key milestone toward achieving broad resolution of governmental opioid claims and delivering meaningful relief to communities across the United States that have been impacted by the opioid epidemic.

The companies would be responsible for up to approximately the following contributions, payable over 18 years:

•AmerisourceBergen: $6.1 billion
•Cardinal Health: $6.0 billion
•McKesson: $7.4 billion

The effective date of the agreement is April 2, 2022. The final step before the effective date is for the participating states and territories, together with the distributors, to seek court-ordered consent judgments embodying the terms of the settlement. The distributors’ first annual payment, which is currently in escrow, will be released to the participating states on the effective date or as soon thereafter as all conditions under the settlement have been met.

This settlement only addresses the claims of U.S. state and territorial attorneys general and political subdivisions in participating states and territories. The states of Alabama, Oklahoma and Washington chose not to participate in the settlement. The state of West Virginia previously settled with the companies, and its subdivisions are not part of this settlement. The companies previously settled with the Cherokee Nation and have reached a separate agreement in principle to settle the claims of the remaining federally recognized Native American Tribes.

Cautionary Statements Regarding Forward Looking Statements

The preceding descriptions of the resolution of certain governmental entities’ opioids-related claims against pharmaceutical distribution companies constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties that could cause actual results to differ materially from those in those statements. It is not possible to identify all such risks and uncertainties. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are first made. Except to the extent required by law, the companies undertake no obligation to publicly update forward-looking statements. Risk factors include, but are not limited to: the distributors and participating states and territories may not obtain by the anticipated effective date consent judgments dismissing lawsuits and claims; the Settlement is not expected to result in a resolution of all governmental government entity claims against each company regarding its role in distributing opioids; the companies expect to continue to experience costly and disruptive legal disputes and settlements related to distribution of controlled substances, including opioids; the companies might experience losses not covered by insurance; and the companies might be adversely impacted by changes in tax legislation or challenges to their respective tax positions. Investors should read the important risk factors described in each company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission.

About AmerisourceBergen

AmerisourceBergen fosters a positive impact on the health of people and communities around the world by advancing the development and delivery of pharmaceuticals and healthcare products. As a leading global healthcare company, with a foundation in pharmaceutical distribution and solutions for manufacturers, pharmacies and providers, we create unparalleled access, efficiency and reliability for human and animal health. Our 42,000 global team members power our purpose: We are united in our responsibility to create healthier futures. Learn more at investor.amerisourcebergen.com.

About Cardinal Health

Cardinal Health is a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for healthcare facilities. With 50 years in business, operations in more than 40 countries and approximately 48,000 employees globally, Cardinal Health is essential to care. Information about Cardinal Health is available at cardinalhealth.com.

About McKesson Corporation

McKesson Corporation is a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care, and healthcare information solutions. McKesson partners with pharmaceutical manufacturers, providers, pharmacies, governments and other organizations in healthcare to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. United by our ICARE shared principles, our employees work every day to innovate and deliver opportunities that make our customers and partners more successful - all for the better health of patients. McKesson has been named a “Most Admired Company” in the healthcare wholesaler category by FORTUNE, a “Best Place to Work” by the Human Rights Campaign Foundation, and a top military-friendly company by Military Friendly. For more information, visit www.mckesson.com.

AmerisourceBergen
Investor Contact:
Bennett S. Murphy
610-727-3693
bmurphy@amerisourcebergen.com

Media Contact:
Gabe Weissman
610-727-3696
gweissman@amerisourcebergen.com

Cardinal Health
Investor Contact:
Kevin Moran
614-757-7942
kevin.moran@cardinalhealth.com

Media Contact:
Erich Timmerman
847-887-1487
Erich.Timmerman@cardinalhealth.com

McKesson
Investor Contact:
Rachel Rodriguez
469-260-0556
Rachel.Rodriguez@McKesson.com

Media Contact:
David Matthews
214-952-0833
David.Matthews@McKesson.com